Domination
and
Profit Transfer Agreement

between

BorgWarner Germany GmbH
Hockenheimer Str. 165-167, 68775 Ketsch
Amtsgericht Mannheim, HRB 335929
- "BorgWarner Germany" -

and

BERU Aktiengesellschaft
Mörikestr. 155, 71636 Ludwigsburg
Amtsgericht Stuttgart, HRB 205087
- "BERU" -

§ 1

Control

(1)
BERU submits the control of its company to BorgWarner Germany.  Accordingly, BorgWarner Germany is authorized to issue instructions to the executive board of BERU with regard to the management of the company.  BorgWarner Germany is not entitled to issue instructions to the executive board of BERU to amend this agreement, to maintain or to terminate it.

(2)
The executive board of BERU is required pursuant to paragraph 1 to follow the instructions of BorgWarner Germany.  The executive board of BERU shall continue to be responsible for the management and the representation of BERU.

(3)	Instructions must be issued in writing.

§ 2

Transfer of Profits

(1)
BERU is obligated to transfer its entire profits to BorgWarner Germany.  Subject to the creation or dissolution of reserves in accordance with paragraph 2, the annual net income which would accrue without the profit transfer, reduced by a possible loss carried forward from the preceding year and the amount to be allocated to the statutory reserve, must be transferred.

(2)
With the consent of BorgWarner Germany, BERU may allocate parts of the annual net income to other profit reserves (§ 272 paragraph 3 German Commercial Code (Handelsgesetzbuch, "HGB"), insofar as this is admissible under commercial law and economically justified by a sound commercial judgment.  Other profit reserves pursuant to § 272 paragraph 3 HGB created during the term of this Agreement shall be dissolved upon the demand of BorgWarner Germany and used to compensate an annual net loss or transferred as profit.  Other reserves as well as a profit carried forward from the time before the term of this Agreement may not be transferred as profit or used to compensate an annual net loss.

(3)	The obligation to transfer profits first applies to the entire profit of the financial year of BERU in which this Agreement takes effect pursuant to § 6 paragraph 2.

§ 3

Assumption of Loss

(1)
BorgWarner Germany is obligated to compensate BERU pursuant to the provisions in § 302 German Stock Corporation Act (Aktiengesetz, "AktG") for each annual net loss that would otherwise arise during the term of this Agreement, unless such loss is compensated for by withdrawing, in accordance with § 2 paragraph 2 sentence 2, amounts from the other profit reserves that have been allocated to them during the term of this Agreement.

(2)	The obligation to compensate BERU for its annual net loss first applies to the net loss of the financial year of BERU in which this Agreement takes effect pursuant to § 6 paragraph 2.

§ 4

Guaranteed Dividend

(1)	For the term of this Agreement, BorgWarner Germany guarantees the outside shareholders of BERU an adequate guaranteed dividend in the form of a recurring cash payment ("Guaranteed Dividend").

(2)
The Guaranteed Dividend shall add up to a gross amount of EUR 4.73 per no-par value share for each full financial year of BERU minus German corporate income tax and solidarity surcharge in accordance with the rate applicable to each of these taxes for the financial year concerned.  This deduction is to be calculated only on the basis of the pro rata Guaranteed Dividend of EUR 3.19 per no-par value share, included in the gross amount, arising from profits subject to German corporate income tax plus solidarity surcharge.  According to the situation at the time of conclusion of the Agreement, the portion of the Guaranteed Dividend in the amount of EUR 3.19 per share consisting of profit burdened by German corporate income tax is subject to 15% corporate income tax plus 5,5% solidarity surcharge which constitutes a deduction of EUR 0.50.  Together with the other portion of the Guaranteed Dividend in the amount of EUR 1.54 per share representing profits which are not subject to German corporate income tax, this results in a Guaranteed Dividend payment in the total amount of EUR 4.23 per no-par value share for a complete financial year based on the circumstances existing at the time the Agreement was concluded.

(3)	The Guaranteed Dividend shall be granted beginning with the financial year in which this Agreement takes effect in accordance with § 6 paragraph 2.

(4)
If this Agreement terminates during a BERU financial year or if, during the term for which the obligation to transfer profits in accordance with § 2 paragraph 1 applies, BERU forms a short financial year, the Guaranteed Dividend shall be reduced pro rata temporis.

(5)	The Guaranteed Dividend payment shall become due on the first banking day following the Annual General Meeting of BERU for the preceding financial year.

(6)
If BERU’s share capital is increased by way of conversion of the company’s funds in return for the issuance of new shares, the Guaranteed Dividend per share shall decrease in such a way that the total amount of the Guaranteed Dividend remains unchanged.  If BERU’s share capital is increased by means of a contribution in cash or in kind, the rights arising from this § 4 shall also apply to the shares resulting from the capital increase subscribed to by outside shareholders.

(7)
In the case that proceedings concerning the adequacy of the Guaranteed Dividend (“Spruchverfahren”) pursuant to the German Act on Appraisal Proceedings (“Spruchverfahrensgesetz”) are initiated and the court determines a higher Guaranteed Dividend by non-appealable decision, the outside shareholders shall be entitled to request a corresponding supplement to the Guaranteed Dividend they have received, even if they have already tendered their shares in return for compensation.  Likewise, all outside shareholders shall be treated equally if BorgWarner Germany, in a settlement to avert or terminate proceedings concerning the adequacy of the Guaranteed Dividend (“Spruchverfahren”) pursuant to the German Act on Appraisal Proceedings (“Spruchverfahrensgesetz”), agrees to a higher Guaranteed Dividend vis-à-vis a BERU shareholder.

§ 5

Compensation

(1)	Upon demand of an outside shareholder of BERU, BorgWarner Germany shall acquire his shares in return for a cash compensation of EUR 71.32 per share.

(2)
The obligation of BorgWarner Germany to acquire shares is limited to a specific period of time.  The period of time shall expire two months after the date on which the registration of this Agreement in the commercial register of BERU has been announced in accordance with § 10 HGB.  An extension of the time period under § 305 paragraph 4 sentence 3 AktG due to a motion for determination of the Guaranteed Dividend or the compensation by the court responsible according to § 2 of the German Act on Appraisal Proceedings (“Spruchverfahrensgesetz”) shall remain unaffected; in this case, the period of time expires two months after the date on which the decision on the last motion ruled on has been publicly announced in the electronic federal gazette (“Bundesanzeiger”).

(3)	The sale of the shares is free of cost for BERU’s outside shareholders.

(4)
If, prior to the expiration of the time period defined in paragraph 2, BERU’s share capital is increased by way of conversion of the company’s funds in return for the issuance of new shares, the compensation per share shall decrease in such a way that the total amount of the compensation remains the same.  If, prior to the expiration of such time period, the share capital of BERU is increased by means of a contribution in cash or in kind, the rights arising from this § 5 shall apply also to the shares resulting from the capital increase subscribed to by outside shareholders.

(5)
In case that proceedings concerning the adequacy of the compensation (“Spruchverfahren”) pursuant to the German Act on Appraisal Proceedings (“Spruchverfahrensgesetz”) are initiated and the court determines an increased compensation by a non-appealable decision, the outside shareholders shall be entitled to request a corresponding supplement to the compensation they have received, even if they have already tendered their shares in return for compensation.  Likewise, all outside shareholders shall be treated equally if BorgWarner Germany, in a settlement to avert or terminate proceedings concerning the adequacy of the compensation (“Spruchverfahren”) pursuant to the German Act on Appraisal Proceedings (“Spruchverfahrensgesetz”), agrees to a higher compensation vis-à-vis a BERU shareholder.

(6)
If this Agreement ends as a result of a termination for cause by BorgWarner Germany , because BorgWarner Germany no longer holds the majority of the voting rights under the shares in BERU each outside shareholder is entitled to sell his shares for EUR 71.32 per share to BorgWarner Germany, and BorgWarner Germany is in turn obligated to purchase these shares.  This right to sell the shares does not exist, if the transfer of the shares in BERU by BorgWarner Germany to a bidder or to a person acting in concert with the bidder within the meaning of § 2 paragraph 5 German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz (WpÜG)) is effected as a result of or in connection with a voluntary takeover offer pursuant to WpÜG or if a mandatory offer pursuant to WpÜG is made as a result of the acquisition of the shares in BERU which are held by BorgWarner Germany.  The right to sell the shares may be exercised after the day on which the registration of the termination of this Agreement in the commercial register of BERU has been announced in accordance with § 10 HGB.  It expires after two months. Paragraphs 3 and 4 of this § 5 shall apply accordingly.

§ 6

Effectiveness and Term

(1)	To take effect, this Agreement requires the consent of the General Meeting of BERU and the consent of the shareholders’ meeting of BorgWarner Germany.

(2)	This Agreement shall take effect upon registration in the Commercial Register at the registered office of BERU.

(3)
This Agreement can be terminated by giving written notice subject to a notice period of six months prior to the end of a financial year of BERU.  This Agreement may be terminated for the first time as of the end of the financial year that expires at least five years after the beginning of the financial year in which this Agreement has taken effect.

(4)
The right to terminate this Agreement for cause (wichtiger Grund) without notice shall remain unaffected.  Particularly, BorgWarner Germany and BERU are entitled to terminate for cause if BorgWarner Germany no longer holds the majority of the voting rights of shares in BERU.

§ 7

Comfort Letter (Patronatserklärung)

BorgWarner Germany is a company that belongs to the BorgWarner Group of which the parent company is BorgWarner Inc., Auburn Hills, USA, that is listed on the stock exchange in the USA. BorgWarner Inc. has as the parent company of the BorgWarner Group, without entering into this Agreement as a contracting party, issued a comfort letter to BERU.  In this comfort letter attached as an Annex to this Agreement for information purposes, BorgWarner Inc. has irrevocably and without any restrictions undertaken to ensure that BorgWarner Germany will be managed and financially supported in such manner that BorgWarner Germany will at all times be in a position to completely and timely perform all of its obligations under this Agreement with BERU.  This applies in particular to the obligation pursuant to § 302 AktG to compensate any losses. BERU shall have an own legal claim resulting from this declaration for payment to BorgWarner Germany.  Vis-à-vis the outside shareholders of BERU, BorgWarner Inc. guarantees irrevocably and without any restrictions that BorgWarner Germany will completely and timely fulfill all its obligations vis-à-vis the outside shareholders under this Agreement, especially to pay the Guaranteed Dividend and the compensation.  To that extent, each outside shareholder of BERU shall have a separate legal claim (§ 328 paragraph 1 German Civil Code (BGB)) for payment to BorgWarner Germany.

§ 8

Severability Clause

Should a present or future provision of this Agreement be or become entirely or partly invalid or impracticable, or should there be an omission in this Agreement, the validity of the remaining provisions shall not be affected thereby.  The parties to this Agreement, in the place of the invalid or impracticable provision or in order to fill in the omission, undertake to agree on an appropriate provision that, within the framework of what is legally permissible, comes closest to what the parties to this Agreement intended or would have intended in accordance with the purpose of this Agreement if they had considered the point.

March 17, 2008

BorgWarner Germany GmbH

/s/ Andreas Krystek
Andreas Krystek
Managing Director

March 17, 2008

BERU Aktiengesellschaft

/s/ Dr. Thomas Waldhier       /s/ Marcus Knödler
Dr. Thomas Waldhier                               Marcus Knödler
Chairman of the Executive Board           Deputy-Member of theExecutive Board

Annex:                                Comfort Letter of BorgWarner Inc.

[Convenience Translation] Comfort Letter

BorgWarner Germany GmbH, Ketsch, registered in the commercial register of the Local Court in Mannheim under HRB 335929, intends to enter on March 17, 2008, into a domination and profit transfer agreement (“DTPA”) with BERU Aktiengesellschaft, Ludwigsburg, registered in the commercial register of the Local Court of Stuttgart under HRB 205087, as a dependent enterprise. It is intended to agree under the DTPA on a cash compensation in terms of § 305 German Stock Corporation Act (Aktiengesetz) in an amount of EUR 71.32 per non-par value share and on a guaranteed dividend in terms of § 304 German Stock Corporation Act (Aktiengesetz) in a gross amount of EUR 4.73 (net currently EUR 4.23) per non-par value share. These amounts are equal to the amounts determined as the appropriate cash compensation in terms of § 305 German Stock Corporation Act (Aktiengesetz) and, respectively, as the appropriate guaranteed dividend in terms of § 304 German Stock Corporation Act (Aktiengesetz) by PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, the valuation expert jointly instructed by BERU AG and BorgWarner Germany GmbH, in its valuation opinion dated March 15, 2008 regarding the enterprise value of BERU Aktiengesellschaft as of May 21, 2008 in connection with the intended domination and profit transfer agreement according to Section 291 para 1 German Stock Corporation Act (Aktiengesetz) between BERU AG, Ludwigsburg and BorgWarner Germany GmbH, Ketsch.

BorgWarner Germany GmbH belongs to the BorgWarner group whose parent company is BorgWarner Inc., Auburn Hills, Michigan, USA. BorgWarner Inc. holds indirectly through its subsidiaries all shares of BorgWarner Germany GmbH.

BorgWarner Inc. hereby issues the following declaration, without entering into the DTPA as a contracting party:

1.        BorgWarner Inc. undertakes, without any restriction and irrevocably, to ensure that BorgWarner Germany GmbH is managed and financially supported in such a manner that BorgWarner Germany GmbH is at all times in a position to timely perform all of its obligations under or in connection with the DTPA. This applies in particular to the obligation pursuant to § 302 German Stock Corporation Act (Aktiengesetz) to compensate any losses. BERU shall have an own legal claim resulting from this declaration for payment to BorgWarner Germany GmbH.

2.        BorgWarner Inc. guarantees vis-à-vis the outside shareholders of BERU Aktiengesellschaft irrevocably and without any restrictions that BorgWarner Germany GmbH will completely and timely fulfill all its obligations vis-à-vis the outside shareholders under the DTPA, especially to pay the guaranteed dividend and the compensation. To that extent, each outside shareholder of BERU Aktiengesellschaft shall have a separate legal claim (§ 328 paragraph 1 German Civil Code (Bürgerliches Gesetzbuch)) for payment to BorgWarner Germany GmbH.

This comfort letter shall be governed by the laws of the Federal Republic of Germany. Any dispute or claim arising out of or in connection with this Letter of Comfort shall be subject to the jurisdiction of German courts, and to the regional jurisdiction of the courts in Stuttgart. BorgWarner Inc. submits itself to the enforceability of binding rulings of German courts in this respect. Authorized recipient in Germany of BorgWarner Inc. for any claims based on or in connection with this comfort letter is BorgWarner Europe GmbH, attn. of the executive directors, Hockenheimer Straße 165–167, 68775 Ketsch. Only the German version of this comfort letter is legally binding.

March 17, 2008

BorgWarner Inc.

/s/ Anthony D. Hensel
Anthony D. Hensel
Vice President